EXHIBIT 99.1

Contact:	Elaine Lintecum Treasurer (916) 321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS FIRST QUARTER 2003 EARNINGS

SACRAMENTO, CA, April 15, 2003 - The McClatchy Company (NYSE-MNI) - today reported first quarter earnings of $25.3 million, or 55 cents per share, compared to first quarter 2002 earnings of $23.3 million, or 51 cents per share.

Revenues in the 2003 quarter were $257.9 million, up 3.3% from 2002 revenues of $249.7 million, with advertising revenues of $210.4 million, up 4.1%, and circulation revenues of $41.7 million, up 1.2%.

The company noted that it recorded a pre-tax charge of $1.3 million in the first quarter of 2003 related to the bankruptcy of one of its larger advertisers, Fleming/Rainbow Foods, which was announced in early April.

Gary Pruitt, McClatchy's chairman and chief executive officer said, "We are pleased with our first quarter results especially given the challenges we faced in classified advertising in the weeks leading up to and at the beginning of the war in Iraq, and the charge related to the bankruptcy.

"It is unclear what the long-term economic impact of the war will be. Nonetheless, we have faced similar trying times and found that sound business strategy and efficient execution become even more important to our financial health. At McClatchy, we recognize that our communities need their newspapers more at times of crises; that extensive coverage, in-depth analyses and a forum to weigh the issues are what make us valuable to readers and ultimately our advertisers. We will continue to focus on quality journalism and providing our advertisers with programs that help them achieve their goals. While our business strategies have proven effective in uncertain times, given the current economic climate, including the impact of the war, we cannot yet provide guidance concerning our financial results for the second quarter or full year 2003."

McClatchy noted that, as a result of its decision to sell The Newspaper Network, Inc. (TNN), it expects to record a one-time gain equal to 11 cents to 13 cents per share in its second quarter 2003 results. The sale of TNN is expected to close in June 2003. TNN's revenues and expenses have been aggregated to report it as a discontinued operation in McClatchy's financial results for the first quarters of 2003 and 2002.

McClatchy also noted that it contributed $38.6 million to its pension plans in the first quarter of 2003, and used the rest of its free cash flow to repay debt and pay dividends to its shareholders. Its debt balance at March 30, 2003 was $488 million.

The company's statistical report, which summarizes its revenue performance for March and the first quarter of 2003, follows.

McClatchy management will review its results in a conference call and webcast at

11:30 am Eastern time today. To access the webcast, go to www.mcclatchy.com. The conference call will be available through a limited number of listen-only lines. To access the call, dial 800-967-7134 about ten minutes prior to the call. Callers will need the password (179947) to be granted access. Replays of the conference call will be available for 48 hours after the call. The webcast will be archived at www.mcclatchy.com/investors/. To listen to the replay of the call, dial 888-203-1112.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and Internet publisher. It publishes 11 daily and 11 non-daily newspapers located in western coastal states, North and South Carolina and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.39 million and Sunday circulation of 1.85 million. Along with the Star Tribune in Minneapolis, McClatchy's newspapers include, among others, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also publishes leading local websites in each of its 11 daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services. McClatchy owns and operates other media-related businesses, including Nando Media, a national on-line publishing operation, and The Newspaper Network, a national sales and marketing company. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. Those risks and uncertainties are outlined in the company's December 29, 2002 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY SUMMARY OF UNAUDITED RESULTS (in thousands, except per-share amounts)
	Quarter ended March 30, 2003	Quarter ended March 31, 2002 (1)

Revenues - net:	$ 257,881	$ 249,630

Operating expenses:
Compensation	111,823	106,489
Newsprint and supplements	31,566	32,501
Depreciation and amortization	18,211	18,642
Other operating expenses	49,020	44,586
Total operating expenses	210,620	202,218

Operating income	47,621	47,432

Interest expense	(5,202)	(7,777)
Partnership loss	(351)	(440)
Other non-operating income - net	106	(861)
Income from continuing operations before taxes	41,814	38,354
Income tax provision	16,516	15,141
Income from continuing operations	25,298	23,213
Income from discontinued operation	12	83
Net income	$ 25,310	$ 23,296
Net income per common share (2):
Basic	$ 0.55	$ 0.51
Diluted	$ 0.55	$ 0.51

Weighted average common shares:
Basic	46,031	45,650
Diluted	46,309	46,006

  Restated to reflect discontinued operation.
  Per share earnings from discontinued operation is de minimis.
The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints and page views)

	Period 3			Period 3 Year-to-Date
Revenues - Net: *	2003	2002	% Change	2003	2002	% Change
Advertising
Minneapolis	$21,903	$21,108	3.8%	$68,622	$66,324	3.5%
California	24,791	22,888	8.3%	77,549	72,385	7.1%
Carolinas	11,277	11,791	-4.4%	34,307	34,519	-0.6%
Northwest	9,736	9,379	3.8%	29,944	28,937	3.5%
Total Advertising	$67,707	$65,166	3.9%	$210,422	$202,165	4.1%

Circulation	12,858	12,447	3.3%	41,660	41,148	1.2%
Other	1,673	1,832	-8.7%	5,457	6,020	-9.4%
Total Newspapers	$82,238	$79,445	3.5%	$257,539	$249,333	3.3%

Non-Newspapers	99	108	-8.3%	342	317	7.9%
Total Revenue	$82,337	$79,553	3.5%	$257,881	$249,650	3.3%
* Revenues reported are from continuing operations only.

Average Paid Circulation: (Period)
Daily	1,413.5	1,390.7	1.6%	1,392.5	1,391.1	0.1%
Sunday	1,852.2	1,850.0	0.1%	1,847.3	1,847.0	0.0%
Community Newspapers	61.7	64.1	-3.7%	61.7	63.4	-2.7%

Online: (Monthly)
Millions of Page Views	117.2	104.5	12.2%	346.0	296.1	16.9%

Advertising Linage for Dailies:
Full Run ROP
Retail	412.5	428.9	-3.8%	1,275.0	1,261.5	1.1%
National	87.2	80.0	9.0%	264.1	253.4	4.2%
Classified	568.0	562.2	1.0%	1,770.4	1,753.1	1.0%
Total	1,067.7	1,071.1	-0.3%	3,309.5	3,268.0	1.3%

Millions of Preprints Distributed	234.6	217.1	8.1%	723.7	667.1	8.5%

Full Run ROP Linage by Market for Dailies:
California:
The Sacramento Bee	187.8	179.4	4.7%	590.9	565.9	4.4%
The Fresno Bee	97.7	93.2	4.8%	303.5	287.5	5.6%
The Modesto Bee	99.6	99.9	-0.3%	305.1	300.3	1.6%
Star Tribune, Minneapolis	135.1	136.4	-1.0%	436.3	415.2	5.1%
Northwest:
The News Tribune, Tacoma	97.4	102.2	-4.7%	303.1	326.1	-7.1%
Anchorage Daily News	67.9	73.4	-7.5%	209.7	216.6	-3.2%
Tri-City Herald	62.1	55.5	11.9%	179.7	181.8	-1.2%
Carolinas:
The News & Observer, Raleigh	156.5	173.2	-9.6%	485.6	504.6	-3.8%
South Carolina Dailies	163.6	157.9	3.6%	495.6	470.0	5.4%
Total	1,067.7	1,071.1	-0.3%	3,309.5	3,268.0	1.3%